Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-157670, No.333-139192, and No.333-123802) and Form S-8/A (No. 333-139192) of China Finance Online Co. Limited, its subsidiaries, its variable interest entities (“VIEs”) and its VIE’s subsidiaries of our report dated April 27, 2016, with respect to the consolidated financial statements and financial statement schedule of China Finance Online Co. Limited, its subsidiaries, its variable interest entities (“VIEs”) and its VIE’s subsidiaries for the years ended December 31, 2015, which appears in this Amendment No. 1 to Form 20-F.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, China

January 10, 2017